To:

All Media

Date:

October 21, 2005

Arrow Releases Third Quarter Operating Results

Arrow Financial Corporation announced operating results for the three and nine-month periods ended September 30, 2005.  Net income for the third quarter of 2005 was $4.839 million, or diluted earnings per share of $.46, and compares with $4.968 million in 2004, which equaled diluted earnings per share of $.47.  Diluted earnings per share for the first nine months of 2005 were $1.31 with net income totaling $13.949 million, which compared with diluted earnings per share of $1.36 when net income was $14.531 million in 2004.  Cash dividends paid to shareholders in 2005 totaled $.68 and represented a 6.0% increase over the amount paid in the first nine months of last year.

Thomas L. Hoy, Chairman, President and CEO stated, "Our third quarter and nine month operating results have been significantly impacted by a narrowing of the net interest margin, a reflection of a prolonged, difficult rate environment.  Actions by the Federal Reserve Bank over the past 15 months to raise the targeted federal funds rate have led to increases in our funding costs.  However, prevailing intermediate and longer-term rates, which are more likely to influence our earning asset yield, have not risen commensurately.  Net interest margin was 3.63% for the third quarter of 2005 versus 3.96% for the same quarter last year while net interest margin for the nine month period ending September 30, 2005 was 3.71% and compared with 3.93% for the same nine month period in 2004."

Mr. Hoy also stated, "We are pleased to report that the strong loan growth recorded in the second quarter of this year continued through the third quarter.  Loans outstanding at September 30, 2005 were $981 million, rising at an annualized rate of 11.8% from the June 30, 2005 balance of $953 million and were up $104 million, or 11.9%, from the September 30, 2004 level of $877 million.  All key categories of the loan portfolio participated in the growth.  The commercial loan segment of the portfolio increased $28 million, or 13.5%, to $235 million from the year earlier date.  Indirect consumer loans rose $53 million during the same period, to $359 million from $306 million, an increase of 17.4%."

Mr. Hoy also stated, "Acquisitions made in the past twelve months have significantly affected the comparisons of other operating income and other expense.  Other (i.e. non-interest) income totaled $11.258 million for the nine-month period ended September 30, 2005, up $1.633 million or 17.0% from the prior year level of $9.625 million.  Insurance commissions produced by the Capital Financial Group, Inc. ("CFG"), which Arrow acquired in November 2004, represented $1.314 million of the increase.  Other (i.e. non-interest expense) expense was $26.661 million for the first nine months of 2005, an increase of $2.072 million or 8.4% above the comparable 2004 amount of $24.589 million.  On-going expenses incurred as a part of the CFG acquisition as well as costs associated with operating the three branch offices acquired in April of 2005 represented the majority of the increase in other expense.

Total assets at September 30, 2005 were $1.484 billion, or 7.2% above $1.384 billion reported one year earlier.  Deposits rose 8.4% to $1.139 billion, which compares with $1.051 billion at September 30, 2004.  Total shareholders equity was $116.0 million, or 2.5% above the comparable 2004 amount of $113.3 million.  Arrow's capital adequacy ratios, and those of its bank subsidiaries, continue to exceed the "Well Capitalized" standard, the highest level established by the bank regulatory agencies.

Mr. Hoy added, "Arrow's asset quality remains very high.  Nonperforming assets were $2.315 million at September 30, 2005, down 29.3% from $3.273 million balance at September 30, 2004.  At September 30, 2005, nonperforming assets represented just .16% of period-end assets.  Our allowance for loan losses was $12.2 million at September 30, 2005 and equaled 1.24% of period-end loans.  Net loan losses were only .07% (annualized) of average loans outstanding for the nine month period ending September 30, 2005 as compared with .08% for the comparable nine month period in 2004."

Mr. Hoy also stated "In addition to the 4.3% increase in the cash dividend over that paid in the prior quarter, a three percent stock dividend was distributed in September.  The North Country Funds, which are advised exclusively by our subsidiary, North Country Investment Advisors, Inc., totaled $150.3 million at quarter-end, including $92.5 million invested in the North Country Equity Growth Fund (NCEGX) and $57.8 million invested in the North Country Intermediate Bond Fund (NCBDX).  The fourth branch office of Saratoga National Bank and Trust Company, and the Company's 31st, is nearing completion and is expected to open in November 2005.  The office, which is located at Jones Road and Route 50 in Saratoga Springs, will be part of a shared facility owned by the Stewart’s Shops Corp.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY with banking locations in Upstate New York.  Arrow is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company.

The information contained in this News Release may contain statements that are not historical in nature but rather are based on management's beliefs, assumptions, expectations, estimates and projections about the future.  These statements are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a degree of uncertainty and attendant risk.  In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast.  The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.  This News Release should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands, except per share amounts)
Unaudited
	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Income Statement
Interest and Dividend Income	$18,294	$17,038	$52,937	$51,402
Interest Expense	6,158	4,536	16,842	14,485
Net Interest Income	12,136	12,502	36,095	36,917
Provision for Loan Losses	218	205	626	744
Net Interest Income After Provision for Loan Losses	11,918	12,297	35,469	36,173

Net (Loss) Gain on Securities Transactions	151	(9)	340	201
Net Gain on Sales of Loans	81	72	108	184
Recovery Related to Former Vermont Operations	---	---	---	77
Net Gains on the Sales of Other Real Estate Owned	20	---	28	---
Income From Fiduciary Activities	1,147	1,112	3,435	3,228
Fees for Other Services to Customers	2,012	1,914	5,560	5,498
Insurance Commissions	449	8	1,332	19
Other Operating Income	222	169	455	418
Total Other Income	4,082	3,266	11,258	9,625

Salaries and Employee Benefits	5,195	5,059	15,538	14,642
Occupancy Expenses of Premises, Net	761	674	2,225	2,068
Furniture and Equipment Expense	760	655	2,271	2,044
Amortization of Intangible Assets	116	9	258	28
Other Operating Expense	2,169	1,893	6,369	5,807
Total Other Expense	9,001	8,290	26,661	24,589

Income Before Taxes	6,999	7,273	20,066	21,209
Provision for Income Taxes	2,160	2,305	6,117	6,678
Net Income	$ 4,839	$ 4,968	$13,949	$14,531

Share and Per Share Data [1]
Period Ending Shares Outstanding	10,361	10,412	10,361	10,412
Basic Average Shares Outstanding	10,390	10,411	10,439	10,419
Diluted Average Shares Outstanding	10,563	10,652	10,627	10,662

Basic Earnings Per Share	$ 0.47	$ 0.48	$ 1.34	$ 1.39
Diluted Earnings Per Share	0.46	0.47	1.31	1.36

Cash Dividends	0.23	0.22	0.68	0.64

Book Value	11.20	10.87	11.20	10.87
Tangible Book Value [2]	9.52	9.96	9.52	9.96

Key Earnings Ratios
Return on Average Assets	1.31%	1.42%	1.30%	1.40%
Return on Average Equity	16.39	17.87	15.90	17.70
Net Interest Margin [3]	3.63	3.96	3.71	3.93

[1] Share and Per Share amounts have been restated for the September 2005 three percent stock dividend.
[2] Tangible Book Value is the ratio of Total Equity less Intangible Assets to Period End Shares Outstanding.
[3] Net Interest Margin includes a tax equivalent adjustment for the third quarter of 17 basis points in 2005 and 19 basis points in 2004 and an adjustment for the nine-month period of 18 basis points in 2005 and 19 basis points in 2004.

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited

	September 30, 2005			September 30, 2004
		Third	Year-to-		Third	Year-to-
	Period	Quarter	Date	Period	Quarter	Date
	End	Average	Average	End	Average	Average
Balance Sheet
Cash and Due From Banks	$ 41,432	$ 38,145	$ 36,391	$ 38,301	$ 37,473	$ 35,593
Federal Funds Sold	---	728	2,460	5,000	1,418	9,532
Securities Available-for-Sale	306,499	314,252	327,445	324,172	335,882	340,052
Securities Held-to-Maturity	112,823	109,995	110,687	109,255	107,041	106,329

Loans	981,331	969,212	926,689	876,939	873,569	863,357
Allowance for Loan Losses	(12,212)	(12,176)	(12,109)	(12,056)	(11,992)	(11,929)
Net Loans	969,119	957,036	914,580	864,883	861,577	851,428

Premises and Equipment, Net	15,200	15,266	15,136	14,878	14,761	14,444
Goodwill and Intangible Assets, Net	17,380	17,428	15,418	9,478	9,473	9,474
Other Assets	21,658	17,587	17,284	18,826	19,608	20,701
Total Assets	$1,484,111	$1,470,437	$1,439,401	$1,384,793	$1,387,233	$1,387,553

Demand Deposits	$ 184,221	$ 186,055	$ 173,146	$ 169,992	$ 172,793	$ 161,886
Nonmaturity Interest-Bearing Deposits	619,996	606,223	607,250	634,805	607,648	639,634
Time Deposits of $100,000 or More	128,933	123,750	123,622	75,024	71,558	67,973
Other Time Deposits	205,857	208,232	192,671	170,770	171,166	176,240
Total Deposits	1,139,007	1,124,260	1,096,689	1,050,591	1,023,165	1,045,733

Short-Term Borrowings	59,594	56,288	46,689	50,037	55,433	45,292
Federal Home Loan Bank Advances	131,500	134,226	142,125	139,800	165,957	155,431
Other Long-Term Debt	20,000	20,000	20,000	15,000	15,000	15,000
Other Liabilities	17,993	18,559	16,622	16,214	17,059	16,456
Total Liabilities	1,368,094	1,353,333	1,322,125	1,271,642	1,276,614	1,277,912

Common Stock	13,883	13,646	13,535	13,479	13,244	13,139
Surplus	139,187	132,752	129,528	125,327	118,576	115,409
Undivided Profits	19,195	24,553	25,139	20,746	26,172	26,730
Unallocated ESOP Shares	(1,182)	(1,182)	(1,183)	(1,502)	(1,502)	(1,502)
Accumulated Other Comprehensive Income (Loss)	(3,583)	(2,452)	(1,563)	672	(578)	561
Treasury Stock	(51,483)	(50,213)	(48,180)	(45,571)	(45,293)	(44,696)
Total Shareholders’ Equity	116,017	117,104	117,276	113,151	110,619	109,641
Total Liabilities and Shareholders’ Equity	$1,484,111	$1,470,437	$1,439,401	$1,384,793	$1,387,233	$1,387,553

Assets Under Trust Administration And Investment Management	$840,418			$795,298

Capital Ratios
Leverage Ratio	8.46%			8.62%
Tier 1 Risk-Based Capital Ratio	12.54			13.54
Total Risk-Based Capital Ratio	13.78			14.80

Arrow Financial Corporation
Consolidated Financial Information
($ in thousands)
Unaudited
	September 30,
	2005	2004
Loan Portfolio
Commercial, Financial and Agricultural	$ 84,287	$ 75,863
Real Estate – Commercial	151,184	131,571
Real Estate – Residential	369,780	344,230
Real Estate – Construction	8,735	8,508
Indirect Consumer Loans	359,290	305,927
Other Loans to Individuals	8,055	10,840
Total Loans	$981,331	$876,939

Allowance for Loan Losses, Third Quarter
Allowance for Loan Losses, Beginning of Period	$12,168	$11,984

Loans Charged-off	(239)	(195)
Recoveries of Loans Previously Charged-off	65	62
Net Loans Charged-off	(174)	(133)

Provision for Loan Losses	218	205
Allowance for Loan Losses, End of Period	$12,212	$12,056

Allowance for Loan Losses, First Nine Months
Allowance for Loan Losses, Beginning of Period	$12,046	$11,842

Loans Charged-off	(690)	(726)
Recoveries of Loans Previously Charged-off	230	196
Net Loans Charged-off	(460)	(530)

Provision for Loan Losses	626	744
Allowance for Loan Losses, End of Period	$12,212	$12,056

Nonperforming Assets
Nonaccrual loans	$1,931	$2,839
Loans Past Due 90 or More Days and Accruing	143	311
Restructured Loans	---	---
Total Nonperforming Loans	2,074	3,150
Repossessed Assets	99	123
Other Real Estate Owned	142	---
Total Nonperforming Assets	$2,315	$3,273

Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Third Quarter Annualized	0.07%	0.06%
Net Loans Charged-off to Average Loans, First Nine Months Annualized	0.07	0.08
Provision for Loan Losses to Average Loans, Third Quarter Annualized	0.09	0.09
Provision for Loan Losses to Average Loans, First Nine Months Annualized	0.09	0.12
Allowance for Loan Losses to Period-End Loans	1.24	1.37
Allowance for Loan Losses to Nonperforming Loans	588.83	382.73
Nonperforming Loans to Period-End Loans	0.21	0.36
Nonperforming Assets to Period-End Assets	0.16	0.24